Child, Van Wagoner & Bradshaw, PLLC
A Professional Limited Liability Company of CERTIFIED PUBLIC ACCOUNTANTS

5296 S. Commerce Dr., Suite 300, Salt Lake City, UT 84107 PHONE: (801) 281-4700 FAX: (801) 281-4701

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Dahua, Inc.

As the independent registered public accounting firm of Dahua Inc. we hereby consent to the use of our report dated March 6, 2007, with respect to the consolidated financial statements of Dahua Inc. in the Registration Statement of Dahua Inc. on Form SB-2,
Amendment No. 8, which is to be filed by Dahua Inc. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

/s/CHILD, VAN WAGONER & BRADSHAW, PLLC
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CHILD, VAN WAGONER & BRADSHAW, PLLC

Salt Lake City, Utah
August 31, 2007